Exhibit — T3E-9
MEMORANDUM

Date:	August 21, 2007

To:	Proxy Department

From:	Jonathan Carameros

Re:	Bally Total Fitness of Greater New York, Case No. 07-12395 (Southern District of New York) —
CUSIPS 05873KAF5 and 05873KAJ7
Bally Total Fitness Corporation, et al. filed for Chapter 11 bankruptcy protection in United States Bankruptcy Court, Southern District of New York on July 31, 2007 (Case No. 07-12395).
You have received these documents because the DTC’s Security Position Report as of August 1, 2007 lists your company as a holder of record. Included in this package are copies of the following documents, intended for holders of cusip 05873KAF5 and 05873KAJ7:
1.	Ex Parte Motion of Debtors for the Entry of an Order Shortening Notice Period for and Scheduling an Expedited Hearing on Pleadings Related to Plan Modifications (the “Motion to Expedite Plan Modification Hearing”) [25 Images];

2.	Order Shortening Notice Period for and Scheduling an Expedited Hearing on the Pleadings Related to Plan Modifications (the “Order to Expedite Plan Modification Hearing”) [2 Images];

3.	Motion of Debtors for Order, Pursuant to Section 1127(A) of the Bankruptcy Code and Bankruptcy Rule 3019, Authorizing the Debtors to Modify their Joint Prepackaged Chapter 11 Plan of Reorganization (the “Motion to Modify Chapter 11 Plan”) [100 Images];

4.	Debtor’s Motion for Order (A) Authorizing the Debtors to Enter into the Investment Agreement and New Restructuring Support Agreement and (B) Approving Break-up Fee and Expense Reimbursement (the “New Restructuring Agreements Motion”) [95 Images];

5.	Debtors’ Motion for Order Authorizing the Debtors to Assume Restructuring Support Agreement (the “Motion to Assume Restructuring Support Agreement”) [37 Images];

6.	First Amended Joint Pre-Packaged Chapter 11 Plan of Reorganization of Bally Totaly Fitness Holding Corporation and It’s Affiliate Debtors (the “Amended Plan”) [70 Images];

7.	Redline of First Amended Joint Pre-Packaged Chapter 11 Plan of Reorganization of Bally Total Fitness Holding Corporation and It’s Affiliate Debtors (the “Redline Plan”) [72 Images];

8.	Notice of Hearing re: Debtors’ Motion for Order Authorizing the Debtors to Assume Restructuring Support Agreement; to be Held on September 17, 2007 at 10:00 a.m. (the “Notice of Hearing on September 17th”) [3 Images];

9.	Notice of Emergency Motion re: 1) Motion of Debtors for Order, Pursuant to Section 1127(A) of the Bankruptcy Code and Bankruptcy Rule 3019, Authorizing the Debtors to Modify their Joint

Prepackaged Chapter 11 Plan of Reorganization [Docket No. 179]; and 2) Debtor’s Motion for Order (A) Authorizing the Debtors to Enter into the Investment Agreement and New Restructuring Support Agreement and (B) Approving Break-up Fee and Expense Reimbursement [Docket No. 181]; to be Held on August 21, 2007 at 10:00 a.m. (the “Notice of Hearing on August 21st”) [3 Images];

10.	Notice of Filing Modified Plan and Plan Exhibits [6 Images]
Please distribute copies of the enclosed materials to each beneficial holder as soon as possible.
If you have any questions regarding the distribution of this document to the beneficial holders, please contact me by phone at (310) 751-1806 or email at jcarameros@kccllc.com.
If you need additional copies of these documents, you can download copies from our website at www.kccllc.net/bally.